EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated November 22, 2010, relating to our audits of the combined financial statements of Hudson Pacific Properties Inc. as of December 31, 2008, for the year ended December 31, 2008 and the period from February 14, 2007 (commencement of operations) through December 31, 2007 appearing in the Registration Statement of Hudson Pacific Properties, Inc. on Form S-11 filed with the SEC on November 22, 2010.

/s/ MCGLADREY & PULLEN, LLP

Chicago, Illinois

December 1, 2010